Exhibit 4.2
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting of Shareholders (the “Meeting”) of Labopharm Inc. (“Labopharm” or the “Company”) will be held at the Hotel Omni Mont-Royal, in the Pierre Coubertin Room, 1050 Sherbrooke West, Montreal, Quebec, on Thursday, May 4, 2006 at 10:00 a.m. (Montreal time), for the purposes of:
(a)	receiving Labopharm’s audited consolidated financial statements for the financial year ended December 31, 2005 and the report of the auditors thereon;

(b)	electing directors;

(c)	appointing the auditors and authorizing the directors to fix their remuneration; and

(d)	transacting such other business as may properly come before the Meeting or any adjournment or adjournments thereof.
DATED at Laval, Quebec, this 20th day of March, 2006.
By order of the Board of Directors

Lynda Covello
General Counsel and Corporate Secretary

SHAREHOLDERS MAY EXERCISE THEIR RIGHTS BY ATTENDING THE MEETING OR BY COMPLETING A FORM OF PROXY. SHOULD YOU BE UNABLE TO ATTEND THE MEETING IN PERSON, KINDLY COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE. TO BE VALID, PROXIES MUST REACH THE OFFICE OF NATIONAL BANK TRUST INC., 1100 UNIVERSITY STREET, MONTREAL, QUEBEC, H3B 2G7, NO LATER THAN AT THE CLOSE OF BUSINESS ON THE LAST BUSINESS DAY PRECEDING THE DATE OF THE MEETING OR ANY ADJOURNMENT THERETO. YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AS INDICATED ON THE PROXY.

INFORMATION CIRCULAR
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 4, 2006

SOLICITATION OF PROXIES
     This information circular (the “Circular”) is provided in connection with the solicitation by the Management of Labopharm Inc. of proxies for use at our 2006 Annual Meeting of Shareholders (the “Meeting”) to be held at the time and place and for the purposes mentioned in the Notice of Meeting and at all adjournments thereof. As used in this Circular, all references to “Labopharm”, the “Company”, “we”, “us”, “our” or similar terms are to Labopharm Inc.
     Except as otherwise indicated, the information contained in this Circular is given as of March 1, 2006. Any information, policies or rules posted on our website as described in this Circular (including Schedules A and B hereto) does not form part of, and shall not be deemed to be incorporated by reference into, this Circular, unless expressly otherwise indicated. The solicitation will be made primarily by mail. However, our employees or mandataries designated by us may also solicit proxies by telephone or in writing. The cost of the solicitation will be borne by us. Upon request, we will reimburse all brokers, banks, depositaries, nominees and other trustees for the reasonable costs incurred by them in order to send the proxy documents to the beneficial owners of our shares.
RULES CONCERNING PROXIES
     Any proxy to be used at the Meeting must be received no later than the close of business on the last business day preceding the date of the Meeting by our transfer agent, National Bank Trust Inc. A person giving a proxy may revoke it at any time including at any adjournment, unless the proxy has already been used. A proxy may be revoked by a written notice executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a corporation, by an officer or an attorney thereof duly authorized and sent to our Corporate Secretary. The authority conferred upon the proxyholder may also be revoked if the shareholder attends the Meeting in person and makes a request to that effect.
     The persons named in the enclosed form of proxy will exercise the voting rights attached to the shares for which they have received the proxy in accordance with the instructions indicated in the form of proxy. In the absence of instructions, the voting rights attached to the shares shall be exercised IN FAVOUR of the matters mentioned in the attached Notice of Meeting. The enclosed form of proxy confers upon the proxyholder a discretionary power in respect of amendments to the matters set forth in the Notice of Meeting and regarding all other matters which may properly be brought before the Meeting and all adjournments thereof. Our Management is not aware of any such changes or other matters that may come before the Meeting. If, however, such amendments or other matters do properly come before the Meeting or any adjournment thereof, the shares represented by the form of proxy will be voted at the discretion of the proxyholder.

     Every shareholder has the right to appoint a person (who need not be a shareholder) to act for and on behalf of the shareholder at the Meeting other than the persons designated in the form of proxy. To do so, the shareholder must strike out the names of the persons named in the proxy and insert the name of the proxyholder in the blank space provided for that purpose in the form of proxy.
NON-REGISTERED SHAREHOLDERS
     Non-registered shareholders may vote shares that are held by their nominees in one of two manners. Applicable securities laws and regulations, including National Instrument 54-101 —Communication with Beneficial Owners of Securities of a Reporting Issuer, require nominees of non-registered shareholders to seek their voting instructions in advance of the Meeting. Non-registered shareholders will receive (or will have received) from their nominees either a request for voting instructions or a proxy form for the number of shares held by them. The nominees’ voting instructions or proxy forms will contain instructions relating to signature and return of the document and these instructions should be read carefully and followed by non-registered shareholders to ensure that their shares are accordingly voted at the Meeting.
     Non-registered shareholders who would like their shares to be voted for them must therefore follow the voting instructions provided by their nominees.
     Non-registered shareholders who wish to vote their shares in person at the Meeting must insert their own name in the space provided on the request for voting instructions or proxy form, as the case may be, in order to appoint themselves as proxyholder and follow the signature and return instructions provided by their nominees. Non-registered shareholders who appoint themselves as proxyholders should present themselves at the Meeting to a representative of our transfer agent, National Bank Trust Inc. Non-registered shareholders should not otherwise complete the form sent to them by their nominees as their votes will be taken and counted at the Meeting.
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
     As at March 1, 2006, we had 43,816,913 of our common shares (the “Shares”) issued and outstanding. Shareholders are entitled to one vote per Share.
     At the Meeting and all adjournments thereof, each shareholder is entitled to exercise the votes attached to the Shares registered in his name at the close of business on March 10, 2006, which is the “record date” that has been set for the Meeting.
     To the knowledge of our directors and officers and based upon publicly available information, the only person, company or other entity that held or exercised control or direction over, as at March 1, 2006, 10% or more of our issued and outstanding Shares was Fonds de Solidarité des travailleurs du Québec (F.T.Q.) (“FSTQ”), which held 4,544,671 Shares, representing approximately 10.4% of all issued and outstanding Shares on such date.
     Given the fact that the former Labopharm shareholders’ agreement entered into on May 2, 1996 no longer reflected our shareholding, we and the FSTQ entered into a new agreement on May 29, 2001 (the “FSTQ Agreement”) pursuant to which: (i) as long as FSTQ holds 5% or more of the issued and outstanding Shares, FSTQ has the right to designate two nominees to represent it on our Board of Directors; (ii) as long as FSTQ holds 1% or more and less than 5% of the issued and outstanding Shares, FSTQ has the right to designate one nominee to represent it on our Board of Directors; and (iii) the FSTQ Agreement will be in force as long as FSTQ holds 1% or more of the issued and outstanding Shares. As at March 1, 2006, to the knowledge of our directors and officers, FSTQ held 4,544,671 Shares representing approximately 10.4% of all issued and outstanding Shares. Consequently, FSTQ is entitled under the FSTQ Agreement to designate two nominees for election to the Board of Directors. However, given the size of the current and proposed Board of Directors, FSTQ has advised us that it will only exercise its right to designate one nominee to represent it on our Board of Directors.
PRESENTATION OF FINANCIAL STATEMENTS
     The annual report including our audited consolidated financial statements for the financial year ended December 31, 2005 and the auditors’ report thereon will be presented at the Meeting.
ELECTION OF DIRECTORS
     In accordance with our Corporate Governance Rules (reproduced at Schedule B to this Circular), including the Charter of the Human Resources and Corporate Governance Committee, the Human Resources and Corporate Governance Committee, which reports to the Board of Directors, annually reviews the composition of our Board of Directors with respect to the skills, experience and expertise of its members and draws up, for purposes of review and approval by the Board of Directors, a list of nominees to be proposed as directors of our Company, subject to the requirements of the FSTQ Agreement.
     In accordance with the recommendations of the Human Resources and Corporate Governance Committee, which recommendations were approved by the Board of Directors, the eight persons listed in the table below will be proposed as nominees for election to the Board of Directors at the Meeting. Mr. Jacques L. Roy is FSTQ’s nominee for election to the Board of Directors.
     The name of each person proposed by our Human Resources and Corporate Governance Committee as a nominee for election to the position of director, the year in which each nominee first became a director of Labopharm, the principal occupation of each nominee and the number of Shares which each nominee directly or indirectly held as beneficial owner or over which he exercised control or direction as at March 1, 2006, are provided in the table below:

			Number of Labopharm
			Shares Held
			Directly or
	Director		Indirectly as
Name and Municipality of Residence	Since	Principal Occupation	Beneficial Owner
Santo J. Costa Cary, North Carolina	2006	Attorney, Maupin Taylor, p.a. (law firm)	—

James R. Howard-Tripp Burlington, Ontario	1999	President and Chief Executive Officer, Labopharm Inc.	99,800

Richard J. MacKay(A) Laval, Quebec	1995	President and Chief Executive Officer, Stiefel Canada Inc. (international pharmaceutical company)	129,071

Anthony C. Playle Wendover, United Kingdom	2001	President, ACPharma Limited (consulting firm specializing in the pharmaceutical industry) and Managing Director of Labopharm Europe Limited	15,000

Frédéric Porte(B) Montreal, Quebec	1998	President, Medipress Management Inc. (strategic and financial planning company in the health care and communications sectors)	45,000

Robert Raich(A) Montreal, Quebec	2004	Managing Partner, Spiegel Sohmer (law firm)	5,500

Jacques L. Roy(A)(B) Montreal, Quebec	2001	Vice-President, Finance & Corporate Development, Omega Laboratories Limited (privately held pharmaceutical company)	—(1)

			Number of Labopharm
			Shares Held
			Directly or
	Director		Indirectly as
Name and Municipality of Residence	Since	Principal Occupation	Beneficial Owner
James S. Scibetta(B) Glen Rock, New Jersey, United States	2001	Executive Vice-President and Chief Financial Officer, Merrimack Pharmaceuticals, Inc. (privately held biotechnology company)	10,000

(A)	Member of the Human Resources and Corporate Governance Committee.

(B)	Member of the Audit Committee.

(1)	Mr. Roy is FSTQ’s nominee pursuant to the FSTQ Agreement. FSTQ holds 4,544,671 Shares.
     Each director will hold office until the close of the next annual meeting of shareholders, unless he resigns or his position becomes vacant by death, removal or otherwise prior to the said meeting.
     Prior to joining Omega Laboratories Limited as Vice-President, Finance & Corporate Development, on July 11, 2005, Mr. Jacques L. Roy was Investment Director, Life Sciences with FSTQ. Mr. Santo J. Costa was Vice-Chair of the Board of Directors of Quintiles Transnational Corp. until June 2001. Except Messrs. Roy and Costa, all of the nominees for election to the position of director have held the principal occupations shown above during the last five years.
     In connection with his functions at FSTQ, Mr. Jacques L. Roy was elected director of LBL Skysystems Corporation (“LBL”) on February 6, 2003. On September 27, 2005, LBL was declared bankrupt pursuant to the Bankruptcy and Insolvency Act (Canada). Mr. Santo J. Costa was the non-executive chairman of the board of Argomed, Inc., a privately held company, until be resigned from such position on August 2, 2002. On the day Mr. Costa resigned from his position, Argomed, Inc. filed for bankruptcy under the laws of the United States. Mr. Frédéric Porte was elected director of Avance Pharma Inc. in October 2004 and resigned from such position in January 2005. In June 2005, Avance Pharma Inc. instituted proceedings under the Companies’ Creditors Arrangement Act (Canada).
     Unless instructions are given to abstain from voting with respect to the election of directors, the persons named in the enclosed form of proxy intend to vote FOR the election of the nominees named in the table on the preceding page. Our Management has no reason to believe that any of such persons will be unable to serve as a director, but if that should occur for any reason prior to the election, the persons named in the enclosed form of proxy reserve the right to vote for another nominee of their choice.

REMUNERATION OF DIRECTORS
     Since May 1, 2005, each non-executive director received $1,000 per Board meeting or committee meeting, with the exception of the Chairman of the Board of Directors and the committee chairperson, each of whom received $1,500. These amounts were respectively reduced to $500 and $750 for attendance by way of conference call. Each such director entitled to be remunerated as described above also received an annual fee of $15,000 for his tenure as director and an additional $5,000 for a committee chairperson, all of which were payable in quarterly instalments. The Chairman of the Board received an annual fee of $40,000, payable in quarterly instalments. The previously mentioned amounts are denominated in United States dollars for non-resident directors. Unless otherwise determined by the Board of Directors, each such director also received options to purchase Shares pursuant to our stock option plan. In 2005, the formula for option grants was 10,000 options per non-executive director per year and an additional 5,000 options per year for each member of a committee of the Board of Directors. The Chairman of the Board of Directors received 40,000 options. Finally, each director is entitled to be reimbursed for the travelling costs incurred by him in order to attend the meetings. During the financial year ended December 31, 2005, we paid an aggregate of $241,531.30 in cash to our directors then in office (excluding reimbursement of expenses) and granted a total of 130,000 options under our stock option plan to such directors during the same period.
REMUNERATION OF EXECUTIVE OFFICERS
     The following table sets forth detailed information regarding the compensation earned by our President and Chief Executive Officer, our Chief Financial Officer and our four other most highly compensated executive officers who were serving as such as at December 31, 2005 and whose total salary and bonus exceeded $150,000 during the most recently completed financial year (collectively referred to as the “Named Executive Officers”), in consideration of services rendered during the financial years ended December 31, 2005, December 31, 2004 and December 31, 2003. The information includes the basic salary, the bonuses granted, the number of stock options granted as well as all other compensation paid that is not mentioned elsewhere.

Summary Compensation Table

		Annual Compensation			Long-term Compensation
					Awards		Payouts
					Securities	Restricted
					under Options/	Shares or
				Other Annual	SARs	Restricted	LTIP	All Other
Name and Principal	Financial	Salary	Bonus	Compensation	Granted	Share Units	Payouts	Compensation
Occupation	Year	($)	($)	($)(1)	(#)	($)	($)	($)
James R. Howard-Tripp	Dec. 31, 2005	425,000	340,000	—	155,000	—	—	—
President and Chief	Dec. 31, 2004	425,000	—	—	—	—	—	—
Executive Officer	Dec. 31, 2003	385,000	300,000	—	100,000	—	—	—
Warren Whitehead	Dec. 31, 2005	207,848	31,177	—	20,000	—	—	—
Chief Financial Officer	Dec. 31, 2004	197,950	19,795	—	—	—	—	—
	Dec. 31, 2003	185,000	41,625	—	35,000	—	—	—
Sylvie Bouchard	Dec. 31, 2005	265,522	100,000	—	80,000	—	—	—
Vice President,	Dec. 31, 2004	226,573	45,315	—	—	—	—	—
Clinical Development	Dec. 31, 2003	211,750	58,250	—	50,000	—	—	—
Allan Mandelzys	Dec. 31, 2005	228,408	100,000	—	70,000	—	—	—
Vice President,	Dec. 31, 2004	217,531	21,753	—	—	—	—	—
Business Development	Dec. 31, 2003	203,300	50,825	—	50,000	—	—	—
Damon Smith	Dec. 31, 2005	226,633	67,990	—	70,000	—	—	—
Vice President,	Dec. 31, 2004	211,807	42,361	—	—	—	—	—
Research & Development	Dec. 31, 2003	197,950	39,600	—	35,000	—	—	—
Anthony C. Playle	Dec. 31, 2005	116,912	100,000	—	75,000 (2)	—	—	329,667	(3)
Managing Director	Dec. 31, 2004	113,832	23,145	—	40,000 (4)	—	—	350,333	(5)
Labopharm Europe	Dec. 31, 2003	101,280	—	—	20,000 (6)	—	—	272,519	(7)
Limited

(1)	Perquisites that do not exceed the lesser of $50,000 and 10% of the total of annual base salary and bonus are not included in this column.

(2)	These options were granted to Mr. Playle in his capacity as Managing Director of Labopharm Europe Limited.

(3)	We paid an amount of $324,768 as consulting fees to ACPharma Ltd., a consulting firm controlled by Mr. Playle and an amount of $4,899 was paid by us as director’s fees.

(4)	20,000 options were granted to Mr. Playle in his capacity as Managing Director of Labopharm Europe Limited; 15,000 options were granted to Mr. Playle in his capacity as a director of Labopharm; and 5,000 options were granted to Mr. Playle in his capacity as member of the Board of Directors of Labopharm Europe Limited.

(5)	We paid an amount of $318,840 as consulting fees to ACPharma Ltd., a consulting firm controlled by Mr. Playle, and an amount of $31,493 was paid to Mr. Playle by us as director’s fees.

(6)	Options granted to Mr. Playle in his capacity as a director of Labopharm.

(7)	We paid an amount of $244,714 as consulting fees to ACPharma Ltd., a consulting firm controlled by Mr. Playle, and an amount of $27,805 was paid to Mr. Playle by us as director’s fees.
     During the financial year ended December 31, 2005, we paid an aggregate of $2,539,157 in cash to all of our Named Executive Officers for all compensation during such period, including salary, bonus payments and other compensation. During the same period, we granted a total of 470,000 options to our Named Executive Officers.

Stock Options Granted and Exercised During the Most Recently Completed Financial Year
     The following table indicates the individual grants of stock options to our Named Executive Officers during the financial year ended December 31, 2005. The aggregate number of Shares underlying the options granted during such period to all of our employees was 1,071,400 at prices ranging from $2.56 to $6.61 per Share.
Options Granted During the Most Recently Completed Financial Year

		Percentage of Total		Market Value of Shares
	Shares under	Options Granted		Underlying the Options
	Options	During the	Exercise Price	on the Date of Grant
Name	(#)	Financial Year	(per Share)	(per Share)(1)	Expiration Date
James R. Howard-Tripp	65,000	6.1%	$3.10	$3.10	May 4, 2010
	90,000	8.4%	$6.61	$6.61	December 14, 2010
Warren Whitehead	20,000	1.9%	$6.61	$6.61	December 14, 2010
Sylvie Bouchard	40,000	3.7%	$3.10	$3.10	May 4, 2010
	40,000	3.7%	$6.61	$6.61	December 14, 2010
Allan Mandelzys	30,000	2.8%	$3.10	$3.10	May 4, 2010
	40,000	3.7%	$6.61	$6.61	December 14, 2010
Damon Smith	35,000	3.3%	$3.10	$3.10	May 4, 2010
	35,000	3.3%	$6.61	$6.61	December 14, 2010
Anthony C. Playle	35,000	3.3%	$3.10	$3.10	May 4, 2010
	40,000	3.7%	$6.61	$6.61	December 14, 2010

(1)	Based on the closing price of the Shares on the TSX on the date of the grant.
     The following table sets forth the stock options exercised by our Named Executive Officers during the financial year ended December 31, 2005. The closing price of the Shares on December 31, 2005 on the TSX was $6.97.
Aggregate Options Exercised During the Most Recently Completed Financial Year
and Financial Year-End Option Values

					Value of Unexercised
	Shares	Aggregate	Unexercised Options as at		in-the-Money Options
	Acquired on	Value	December 31, 2005		as at December 31, 2005(1)
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)	(#)	(#)	($)	($)
James R. Howard-Tripp	253,000	270,720	601,700	103,300	906,779	189,171
Warren Whitehead	70,000	207,600	141,700	13,300	200,912	4,788
Sylvie Bouchard	100,000	284,300	251,600	53,400	478,459	112,941
Allan Mandelzys	100,000	47,000	223,300	46,700	241,988	87,012
Damon Smith	—	—	158,400	46,600	396,791	98,559
Anthony C. Playle	—	—	208,300	56,700	690,217	99,783

(1)	Value of unexercised options at year-end is calculated by subtracting the option exercise price from the closing price of our Shares on the TSX on December 31, 2005 ($6.97) and multiplying the result by the number of Shares underlying an option. There is no guarantee that this value will ever be realized.

Employment Contracts
     Pursuant to their respective employment agreements, in the event of a change of control of the Company, Mr. James R. Howard-Tripp is entitled to receive a cash payment in an amount equal to 24 months of his annual base salary, while Mr. Warren Whitehead and Drs. Sylvie Bouchard, Allan Mandelzys, Damon Smith and Mr. Anthony C. Playle are each entitled to receive a cash payment in an amount equal to 18 months of their annual base salary. All of our Named Executive Officers mentioned above would also be entitled to their insurance and health care benefits and all unexercised stock options would fully vest in the event of a change of control. These agreements also contain customary non-competition, non-solicitation and confidentiality provisions. In addition, these agreements provide, in the event of termination of employment (except where such termination is due to gross negligence of duty), for severance payments of 18 months’ salary (24 months for Mr. Howard-Tripp), plus benefits.
REPORT ON EXECUTIVE COMPENSATION
Compensation Philosophy
     Our executive compensation program is based on the belief that the interests of our executives and shareholders should be closely aligned with one another. Under this philosophy:

♦	A significant portion of each executive’s total compensation is linked directly to the attainment of personal objectives that are intended to create value for shareholders in both the short- and long-term.

♦	Executives are incented to improve our overall performance and profitability and will only be rewarded when the specific goals established by the Human Resources and Corporate Governance Committee (for the Chief Executive Officer and, based on the recommendations of the Chief Executive Officer, for the other Named Executive Officers) have been achieved.

♦	Each year an executive’s individual performance and contribution will be rewarded through differentiated salary adjustments and bonus paid, if any. We believe that this enables us to attract, retain, and motivate the leadership talent we need to maintain and grow our businesses successfully.
Determining Executive Compensation
     Aside from benefits, the three main components to an executive’s total compensation package are (i) salary, (ii) bonus awards and (iii) option grants.
     In determining the proper amount for each compensation component, the Human Resources and Corporate Governance Committee reviews the compensation paid for similar positions at other publicly traded Canadian corporations with which we compete for executive talent. In addition to the foregoing, surveys of remuneration across both the Canadian and U.S. biopharmaceutical industries, as well as general industry and geographical trends, are taken into account and a comparator group of companies (the “Comparator Group”) is then identified. Each year the Human Resources and Corporate Governance Committee reviews the compensation paid to the top executives, including the president and chief executive officer, at the companies comprising the Comparator Group, as well as their corporate performance and other factors in determining the appropriate performance measures and compensation levels for our executives.

     (i) Base Salary
     Under our compensation program, the Human Resources and Corporate Governance Committee establishes a range of base salaries for the President and Chief Executive Officer, after having reviewed and analyzed the salaries paid to presidents and chief executive officers occupying similar positions and performing similar functions at the companies within the Comparator Group. For our Named Executive Officers other than the President and Chief Executive Officer, the President and Chief Executive Officer recommends the range of base salaries for each individual executive to the Board of Directors, which then determines the specific salary within that range for each individual executive based upon (i) the attainment of a given Named Executive Officer’s personal objectives and (ii) his or her contribution to our global corporate performance, each in the most recently completed financial year.
     For our President and Chief Executive Officer, the Human Resources and Corporate Governance Committee also recommends to the Board of Directors the range for his base salary based upon the salaries paid to the presidents and chief executive officers of the companies within the Comparator Group and, upon its recommendation, the Board of Directors fixes his specific salary from within that range based upon (i) the attainment of his personal objectives and (ii) our global corporate performance. For the financial year ended December 31, 2005, the President and Chief Executive Officer’s annual base salary was $425,000.
     (ii) Bonus Awards
     All Named Executive Officers are eligible to receive annual bonus awards. Payment, if any, is based on our overall performance as compared to the objectives established in advance by the Human Resources and Corporate Governance Committee, as well as individual performance. The Human Resources and Corporate Governance Committee may choose to make adjustments to awards to reflect the impact of unplanned events.
     The process whereby the President and Chief Executive Officer recommends the amount of a given Named Executive Officer’s bonus award, if any, is based on the same underlying philosophy as that for determining salaries. The President and Chief Executive Officer reviews and analyzes the bonuses paid to executives occupying similar positions and performing similar functions at the companies within the Comparator Group. In accordance with a recommendation of the President and Chief Executive Officer, the Board of Directors has decided that, based upon its review of bonuses paid to executives of companies forming the Comparator Group, our vice presidents should be eligible to receive an annual bonus of up to 30% of their annual base salary. Every year, the President and Chief Executive Officer assesses the performance of each individual executive, makes his recommendations to the Human Resources and Corporate Governance Committee; the Committee then reviews and analyzes the recommendations of the President and Chief Executive Officer and presents them to the Board of Directors, which in turn votes on such recommendations. Specific amounts of any bonus award to be paid to each individual executive are based upon (i) the attainment of a given Named Executive Officer’s personal objectives and (ii) his or her contribution to our global corporate performance, each in the most recently completed financial year.
     The Board of Directors, upon the recommendation of the Human Resources and Corporate Governance Committee, has also decided that, based upon a review of bonuses paid to the presidents and chief executive officers of the companies forming the Comparator Group, our President and Chief Executive Officer should be eligible to receive an annual bonus of up to 80% of his annual base salary. In addition, the Human Resources and Corporate Governance Committee recommends to the Board of Directors the specific amount of the bonus award, if any, to be paid to the President and Chief Executive Officer based upon (i) the attainment of his personal objectives and (ii) our global corporate performance, each in the most recently completed financial year. For the financial year ended December 31, 2005, a bonus in the amount of $340,000 was awarded to our President and Chief Executive Officer.

     (iii) Option Grants
     All Named Executive Officers are also eligible to be considered for stock option grants. We believe that stock options provide value in three ways: (1) by closely aligning management interests with those of shareholders vis-à-vis share price performance, (2) by acting as a means to attract high potential executives in competition to larger, more established companies, and (3) by having long-term retention value. When, upon the recommendation of the Human Resources and Corporate Governance Committee, the Board of Directors grants options, it follows competitive long-term incentive compensation practices such that the size and value of these grants is intended to place our Named Executive Officers, including our President and Chief Executive Officer, in a competitive position as compared to the estimated value of the options granted to executives occupying similar positions and performing similar functions at companies within the Comparator Group.
     When the Human Resources and Corporate Governance Committee recommends to the Board of Directors the size of new grants to each Named Executive Officer, it considers the number of options each executive has previously been granted. Options granted by the Board of Directors upon the recommendation of the Human Resources and Corporate Governance Committee to our Named Executive Officers normally vest as follows: (i) one-third on the date of the grant, (ii) an additional one-third on the first anniversary of the date of the grant, and (iii) the remainder on the second anniversary of the date of the grant:
     A total of 470,000 options were granted to our Named Executive Officers during our most recently completed financial year under our stock option plan
     For the Human Resources and Corporate Governance Committee:
Richard J. MacKay (Chairman)
Robert Raich
Jacques L. Roy

PERFORMANCE GRAPH
     The performance graph presented below illustrates the cumulative total return of a $100 investment in Canadian dollars in Labopharm Shares, compared with the cumulative total return of the S&P/TSX Health Care Index and the S&P/TSX Composite Index.
     The year-end values of each investment are based on share appreciation plus dividends, if any, reinvested on the date they were paid. The calculations exclude brokerage fees and taxes. Total shareholder returns from each investment can be calculated from the year-end investment values shown below the graph.
Labopharm Inc. — Share Price Evolution
February 28, 2001 to December 31, 2005
(February 2001 = 100)

	02-28-01	02-28-02	12-31-02	12-31-03	12-31-04	12-31-05
Labopharm Inc.	$100	$369	$144	$353	$156	$268
S&P/TSX Health Care Index	$100	$92	$66	$60	$50	$48
S&P/TSX Composite Index	$100	$95	$81	$102	$114	$140
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
     Our statement of corporate governance practices is set forth in Schedule A to this Circular.
AUDIT COMMITTEE DISCLOSURE
     Multilateral Instrument 52-110 — Audit Committees, which was amended as of June 30, 2005, requires issuers to disclose in their annual information forms certain information with respect to the existence, charter, composition, and education and experience of the members, of their audit committees, as well as all fees paid to external auditors. However, since an issuer’s information (or management proxy) circular is more widely disseminated than is its annual information form, we have decided to present such information with respect to our Audit Committee (other than such committee’s charter) in the Circular and to incorporate this information by reference into our Annual Information Form. The Charter of our Audit Committee forms part of our Corporate Governance Rules and is attached as Schedule B to this Circular. Our Corporate Governance Rules are also accessible on our website at www.labopharm.com.
Composition of the Audit Committee
     Frédéric Porte, Jacques L. Roy and James S. Scibetta are the current members of our Audit Committee, each of whom is independent and financially literate within the meaning of MI 52-110. Mr. Scibetta is currently Chair of the Audit Committee.
Education and Relevant Experience
     The education and related experience of each of the members of our Audit Committee is described below.
     Frédéric Porte — Mr. Porte holds a Diplôme d’études approfondies (D.E.A.) in social and economic information from L’Université Paris-Sorbonne in France, as well as a Master’s degree in Business Administration and Finance from L’École Supérieure de Commerce in Lyon, France. Mr. Porte is the founder and President of Medipress Management Inc., a company offering strategic and financial planning in the health care sector. Mr. Porte also serves as the President of Angelus Investment Corporation, a venture capital organization, since 2003. In 1981, he founded L’Actualité Médicale Inc., a publishing company the assets of which were sold in 1985. In 1987, he founded and was President of Clinidata Inc., a medical and pharmaceutical software company, which was purchased by Hoechst Marion Roussel (now sanofi-aventis S.A.) in 1994.
     Jacques L. Roy — Mr. Roy holds a Bachelor of Commerce degree (B.Comm.) from McGill University. He has over 25 years of experience working in the fields of finance, venture capital and mergers and acquisitions. Throughout the course of his career, Mr. Roy has served on the board of directors of more than 15 companies (including various life sciences companies) as well as on the audit committee of a number of such companies.
     James S. Scibetta — Mr. Scibetta holds a Master’s of Business Administration degree (M.B.A.) from the University of Michigan. He is currently the Executive Vice-President and Chief Financial Officer of Merrimack Pharmaceuticals, Inc., a privately held biotechnology company located in Cambridge, Massachusetts, on whose audit committee he previously served as a member. Mr. Scibetta also has 18 years of experience in investment banking having worked on Wall Street.
Pre-Approval Policies and Procedures
     Form 52-110F1 requires an issuer to disclose whether its audit committee has adopted specific policies and procedures for the engagement of non-audit services and to prepare a summary of these policies and procedures. In 2004, we adopted an Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, which is available on our website at www.labopharm.com.
Appointment and Remuneration of External Auditors
     At the Meeting, our shareholders will be called upon to appoint auditors to hold office until the next annual meeting of shareholders and to authorize the directors to establish the remuneration of the auditors so appointed.
     Unless instructions are given to abstain from voting with regard to the appointment of auditors, the persons named in the enclosed form of proxy intend to vote

FOR the appointment of Ernst & Young llp as auditors of the Company, compensation for their services to be determined by the Board of Directors.
     Ernst & Young llp have been acting as our auditors since July 2002, prior to which Arthur Andersen llp acted as our auditors since 2001. From 1998 until 2001, Mallette Maheu acted as our auditors. In addition to performing the audit of our consolidated financial statements, Ernst & Young llp provided other services to us and they billed us the following fees in respect of each of our two most recently completed financial years:

	Financial Year Ended	Financial Year Ended
Fees	December 31, 2005	December 31, 2004
Audit Fees(1)	$164,004	$377,559
Audit-Related Fees(2)	—	$9,255
Tax Fees(3)	$120,940	$111,166
All other Fees(4)	$6,415	$22,304
Total:	$291,359	$520,284

(1)	Refers to the aggregate fees billed by our external auditor for audit services, as well as services that are normally provided by the external auditor, such as services in connection with regulatory filings, prospectuses and consents. The audit fees for the year ended December 31, 2004 included $241,955 related to financing initiatives. No such fees were incurred for the year ended December 31, 2005.

(2)	Refers to the aggregate fees billed for assurance and related services by our external auditor that are reasonably related to the performance of the audit or review of our financial statements and are not reported under (1) above, including professional services rendered by our external auditor for accounting consultations on proposed transactions, and consultations related to accounting and reporting standards.

(3)	Refers to the aggregate fees billed for professional services rendered by our external auditor for tax compliance, tax advice and tax planning.

(4)	Refers to the aggregate fees billed for products and services provided by our external auditor, other than the services reported under (1), (2) and (3) above.
DESCRIPTION OF THE STOCK OPTION PLAN
     On January 1, 2005, the TSX enacted new rules with respect to, among other things, stock option plans. These new rules enable issuers to modify any existing stock option plan in order to express the maximum number of securities issuable thereunder as a percentage of the issuer’s issued and outstanding shares rather than a fixed number.
     On March 9, 2005, our Board of Directors adopted modifications to our then existing stock option plan. The purpose of the modifications was to align our stock option plan with the new rules of the TSX. The modifications to our stock option plan were approved by a majority of our shareholders at our 2005 annual meeting of shareholders. For the purposes of this section of the Circular, we refer to our stock option plan, as amended in 2005, as the “Stock Option Plan”.
     Since our last annual meeting of shareholders, a total of 711,950 Shares have been issued upon the exercise of options, representing approximately 1.6% of our issued and outstanding Shares. As of March 1, 2006, there were options outstanding in respect of 3,469,825 Shares under the Stock Option Plan, representing approximately 7.9% of our issued and outstanding Shares. The following is a description of the purpose, terms and conditions of our Stock Option Plan.
     The purpose of the Stock Option Plan is to enable us to attract and retain highly experienced and skilled directors, officers, employees, members of the Scientific Advisory

Committee and service providers of Labopharm and its subsidiaries (collectively the “Participants”) and to provide incentives to such Participants to promote the creation of shareholder value by aligning such Participants’ interests with the market value of our Shares.
     The Stock Option Plan authorizes the Board of Directors to grant options to purchase Shares to employees, directors, officers, members of the Scientific Advisory Committee or service providers of Labopharm or its subsidiaries from time to time.
     The maximum number of Shares that can be issued under the Stock Option Plan may not exceed 9.9% of the total number of Shares issued and outstanding at any given time. In the event that options are exercised, vested or cancelled, the Board of Directors may grant an equivalent number of new options under the Stock Option Plan. On April 20, 2005, we undertook in favour of FSTQ (the “FSTQ Undertaking”) not to grant options that have been previously exercised in accordance with the Stock Option Plan, even though this would be possible under the terms of the Stock Option Plan. The FSTQ undertaking shall expire upon the Stock Option Plan being further amended by Labopharm and such amendments being approved by the shareholders at a duly called meeting.
     No Participant may hold options to purchase more than 5% of the number of Shares issued and outstanding at any time. The number of securities issuable (or reserved for issuance) to insiders under all of our security-based compensation arrangements may not, at any time, exceed 10% of our issued and outstanding securities. Furthermore, the number of securities issued to insiders under all of our security-based compensation arrangements, within a one-year period, may not exceed 10% of all of our issued and outstanding securities.
     The exercise price of options granted under the Stock Option Plan is established by the Board of Directors but may not be lower than the closing market price of the Shares on the TSX on the date of the grant. If no transaction has been reported on such stock exchange on the option grant date, the closing price will be deemed to be the closing price of the Shares on the TSX on the last date on which transactions were reported immediately prior to the option grant date. The Board of Directors determines as part of each option grant the applicable vesting period provided that options may have an expiry date of up to ten years from the date of the grant. Notwithstanding the foregoing, unless the Board of Directors decides otherwise, an option is not exercisable from and after each of the following dates:
(i)	in the case of a Participant that is an officer or an employee of Labopharm or one of our subsidiaries:
•	the date on which such Participant resigns or voluntarily leaves his employment;

•	the date on which such Participant’s employment is terminated for cause;

•	six months following the termination of such Participant’s employment by reason of death;

•	90 days following the termination of such Participant’s employment by reason other than those mentioned above, for example, disability, illness, retirement or early retirement;

(ii)	in the case of a Participant that is a director or a member of the Scientific Advisory Committee of Labopharm or one of our subsidiaries but is not employed by Labopharm or one of Labopharm subsidiaries:
•	the date on which such Participant ceases to be a director or a member of the Scientific Advisory Committee for any reason other than death;

•	six months following the date on which such Participant ceases to be a director or a member of the Scientific Advisory Committee by reason of death.
     No option or interest therein is assignable by a Participant other than by testamentary disposition or by operation of the law of succession. No financial assistance is provided by us to facilitate the purchase of Shares upon the exercise of options under the Stock Option Plan.
     The Stock Option Plan contains provisions permitting accelerated vesting in the event that an offer to purchase is made to all holders of Shares (i.e. a takeover bid). In such case, all options become exercisable immediately but only to the extent necessary to enable the Participant to tender his Shares in response to the offer.
     The Stock Option Plan is administered by the Human Resources and Corporate Governance Committee. The Board of Directors, on the advice of the Human Resources and Corporate Governance Committee, and subject to any necessary regulatory approval, may amend, suspend or terminate the Stock Option Plan in whole or in part at any time but will not be entitled to implement any material amendment to the Stock Option Plan, such as an increase in the aggregate maximum number of Shares issuable under the Stock Option Plan or a reduction of the exercise price of an option, without having obtained the approval of the holders of a majority of the votes cast by shareholders who vote in person or by proxy at a meeting of our shareholders.
     Every three years, all unallocated options under the Stock Option Plan will have to be approved by (i) our Board of Directors, (ii) a majority of our unrelated directors, and (iii) our shareholders.
     There is no longer a Scientific Advisory Committee of the Company. However options have been issued to members of such committee in the past.
SECURITY-BASED COMPENSATION ARRANGEMENTS
Securities Authorized for Issuance under Equity Compensation Plans
     The following table sets forth, as at December 31, 2005, the information with respect to all of our compensation plans pursuant to which our equity securities are authorized for issuance.

Number of securities
remaining available for
further issuance under
	Number of securities to be		Labopharm's equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securityholders	3,560,875	$5.59	193,937(1)
Total:	3,560,875	$5.59	193,937(1)

(1)	This number takes into account the FSTQ Undertaking.
TRANSACTIONS WITH INTERESTED PARTIES
     Except as described below, we are not aware that any of our directors, officers, nominees for election as directors, other informed persons or any persons associated with or otherwise related to any of the foregoing has had an interest in any material transaction carried out since the beginning of our most recently completed financial year or in any proposed transaction which has materially affected or is likely to materially affect us or any of our subsidiaries.
     We have entered into a consulting services agreement with ACPharma Ltd., a company controlled by Anthony C. Playle, who is a director of Labopharm and Managing Director and member of the Board of Directors of our wholly-owned subsidiary, Labopharm Europe Limited. The fees paid by us to ACPharma Ltd. during each of the three most recently completed financial years are indicated in notes (3), (5) and (7) to the Summary Compensation Table found at page 6 of this Circular.
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
     None of our directors, executive officers or senior officers or persons who held such positions during the most recently completed financial year or any nominees proposed as a director nor any person associated with any of the foregoing is indebted to us or any of our subsidiaries or was indebted to us or any of our subsidiaries either at any time during the most recently completed financial year or as at March 1, 2006.
LIABILITY INSURANCE
     We take out liability insurance for the benefit of our directors and officers to cover them against certain liabilities contracted by them in such capacity. For the most recently completed financial year, this insurance provided for a coverage limit of US$30,000,000 per event and policy year. During the same period, the premium paid by us amounted to US$416,380. When we are authorized or required to indemnify an insured, a deductible of US$250,000 per securities claim applies and a deductible of US$100,000 for all other claims also applies.
OTHER BUSINESS
     Management of Labopharm knows of no other matters to be put before the Meeting. If, however, any other matters properly come before the Meeting, the persons designated in the accompanying form of proxy shall vote on such matters in accordance with their best judgment pursuant to the discretionary authority conferred thereon by the proxy with respect to such matters.
ADDITIONAL INFORMATION
     Additional Information relating to us may be found on SEDAR at www.sedar.com. Financial information related to us is provided in our comparative financial statements and management’s discussion and analysis thereon for the financial year ended December 31, 2005. We provide the following documents to any person who requests same from our Corporate Secretary at 480 Armand Frappier Boulevard, Laval, Quebec, H7V 4B4:
i.	a copy of the financial statements and management’s discussion and analysis thereon; and

ii.	a copy of this Circular.
     In addition, it will be possible to obtain our Annual Information Form after the date it is filed with the securities commissions or similar securities regulatory authorities in Canada as well as any document incorporated by reference therein. We may require the payment of reasonable expenses if documents are requested by a person who is not a holder of Labopharm’s securities, unless we make a distribution of our securities in accordance with a short form prospectus, in which case such documents will be provided at no charge.
APPROVAL OF THE INFORMATION CIRCULAR
     The directors of Labopharm have approved the contents and the sending of this Circular.

By order of the Board of Directors
Laval, Quebec, March 20, 2006

Lynda Covello
General Counsel and Corporate Secretary

SCHEDULE A
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
Recent Corporate Governance Developments in Canada
In January 2004, the Canadian Securities Administrators (the “CSA”) adopted Multilateral Instrument 52-110 — Audit Committees, which was amended as of June 30, 2005 (“MI 52-110”). MI 52-110 sets forth certain requirements regarding audit committee composition and responsibilities, as well as reporting obligations with respect to audit-related matters.
Effective June 30, 2005, the CSA also adopted Multilateral Instrument 58-101 — Disclosure of Corporate Governance Practices (“MI 58-101”) and National Policy 58-201 — Effective Corporate Governance (“NP 58-201” and, together with MI 52-110, the “CSA Corporate Governance Standards”). NP 58-201 provides guidance to Canadian issuers with respect to corporate governance practices, while MI 58-101 requires issuers to make certain disclosures regarding their governance practices. The CSA Corporate Governance Standards, particularly MI 58-101 and NP 58-201, have replaced the former guidelines of the Toronto Stock Exchange that had, prior to the coming into force of the CSA Corporate Governance Standards, served as the primary source of codified recommendations in respect of corporate governance practices in Canada.
Labopharm’s Corporate Governance Practices
In accordance with MI 58-101, we are required to disclose information with respect to our system of corporate governance. Over the past few years, we have undertaken a comprehensive review of our corporate governance practices in order to best comply with and, whenever practicable, exceed the CSA Standards.
We commenced our review and updating of our corporate governance practices in 2002 and, in 2003 and 2004, we adopted and implemented a number of charters and policies, including revised formal charters of our Board of Directors, Audit Committee and Human Resources and Corporate Governance Committee, a Disclosure and Confidentiality Policy, a Trading Policy, an Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, a Code of Ethics and Business Conduct, a Policy Governing Director Nominations, Shareholder-Board Communications and Director Attendance Meetings and a Whistle-Blowing Policy. We refer to our Board and Committee Charters as our “Corporate Governance Rules”.
We are of the view that adopting and implementing good corporate governance practices is a cornerstone of our corporate and management practices and policies and that our existing corporate governance practices already meet or surpass the prevailing corporate governance standards. We further believe that the measures we have adopted with respect to corporate governance comply substantially with the CSA Standards.
We encourage our shareholders to consult our Corporate Governance Rules and Code of Ethics and Business Conduct available on our website at www.labopharm.com and also available in print to any shareholder who requests copies by contacting our Corporate Secretary.
Our 2005 Annual Information Form, which will be available on or before March 31, 2006 and which may be obtained upon request from our Corporate Secretary or at www.sedar.com, will also contain certain information with respect to our corporate governance practices.
We are dedicated to updating our corporate governance practices on an ongoing basis in order to respond to the evolution of best practices. We and our Board of Directors are of the view that our corporate governance practices, as summarized in the following table, are in substantial compliance with the CSA Corporate Governance Standards. Copies of our Corporate Governance Rules and all related policies (including those mentioned above) are available on our website at www.labopharm.com.

CSA Guidelines			Labopharm’s Corporate Governance Practices
1.	Board of Directors

	(a)	Disclose the identity of directors who are independent.	Of the current eight (8) members of our board of directors of the Company (the “Board” or the “Board of Directors”), six (6) are “independent” within the meaning of NP 58-201, namely Messrs. Santo J. Costa, Richard J. MacKay, Frédéric Porte, Robert Raich, Jacques L. Roy and James S. Scibetta.

	(b)	Disclose the identity of directors who are not independent, and describe the basis for that determination.	The following directors do not qualify as “independent” within the meaning of NP 58-201, as they are officers of Labopharm or one of its subsidiaries, namely Messrs. James R. Howard-Tripp, President and Chief Executive Officer of both Labopharm and our wholly-owned subsidiary, Labopharm Europe Limited, and Anthony C. Playle, Managing Director and member of the board of directors of Labopharm Europe Limited.

	(c)	Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors does to facilitate its exercise of independent judgement in carrying out its responsibilities.	See above. Six of our eight current directors are independent. The proposed nominees for election to our Board of Directors are all the same individuals as our current directors.

	(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.	Mr. Santo J. Costa is a director of CV Therapeutics, Inc. and NPS Pharmaceuticals, Inc., two Nasdaq-listed companies, and NeuroMedix Inc., a Toronto Stock Exchange-listed company. Mr. Jacques L. Roy is a director of LBL Skysystems Corporation. Mr. Anthony Playle is a director of Phoqus Group plc, a public company listed on London Stock Exchange’s Alternative Investment Market. Mr. Frédéric Porte is a director of Stukely Capital Inc., a capital pool company.

(e)	Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.	Since 2004, a session has been held outside the presence of management and all non-independent directors, except Anthony C. Playle, at every regular Board meeting. During the Financial year ended December 31, 2005, 14 such sessions were held.

(f)	Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.	The Interim Chairman of the Board of Directors, Mr. MacKay, is not a member of management and qualifies as an “independent” director.

(g)	Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.	The table below indicates the directors’ record of attendance at meetings of the Board of Directors and its committees during the financial year ended December 31, 2005:

			Total Board and
	Board	Committee	Committee
	meetings	meetings	meetings
Director	attended	attended	attended

James R. Howard-Tripp	14 of 14	N/A	100%
Richard J. MacKay	14 of 14	8 of 8	100%
Anthony C. Playle	12 of 14	N/A	86%
Frédéric Porte*	14 of 14	4 of 4	100%
Robert Raich	12 of 14	8 of 8	91%
Jacques L. Roy**	14 of 14	8 of 8	100%
James S. Scibetta	14 of 14	6 of 6	100%

Attendance Rate:	96%	100%	97%

*	Mr. Porte was appointed to the Audit Committee on April 20, 2005.

**	Mr. Roy was appointed to the Human Resources and Corporate Governance Committee on October 26, 2005.

2.	Board Mandate — Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.		The mandate of the Board of Directors, a copy of which is included in our Corporate Governance Rules attached as Schedule B to this Circular, is to oversee the conduct of our business and supervise our senior management which is responsible for the conduct of the business. The Board of Directors determines matters of corporate policy, assesses management’s execution of these policies and reviews the results obtained.

3.	Position Descriptions

	(a)	Disclose whether or not the board has developed written position descriptions for the chair of the board and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.	Labopharm’s Corporate Governance Rules describes the mandate of the board and each of its committees and states that every committee shall appoint one of its members to act as chair of the committee.

	(b)	Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.	The corporate objectives of the President and Chief Executive Officer are set according to the strategic plan and the budget approved each year by the Board of Directors. Performance of the President and Chief Executive Officer is assessed against the achievement of the strategic plan and the budget. The Board of Directors is responsible for evaluating the performance of the Chief Executive Officer. In addition, the Board of Directors establishes our annual objectives, which the President and Chief Executive Officer is charged with accomplishing.

4.	Orientation and Continuing Education

(a)	Briefly describe what measures the board takes to orient new directors regarding
(i) the role of the board, its committees and its directors, and
		(ii) the nature and operation of the issuer’s business.	An orientation and training program for new Board members has been set up by our Human Resources and Corporate Governance Committee The Board of Directors holds individual meetings with the President and Chief Executive Officer and other executive officers for each new director. New directors are provided with an extensive information package containing: (i) information about Labopharm; (ii) copies of minutes of the previous fiscal year; (iii) a copy of our articles and by-laws; (iv) a copy of the FSTQ Agreement; (v) information on insurance coverage; and (vi) various policies/plans governing the Board and/or senior executives.

	(b)	Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.	Strategic planning sessions, using external consultants and advisors, and including management, are conducted periodically. The Board also has presentations and seminars with external consultants, advisors, and members of the management team, on particular topics on an as-needed basis.

5.	Ethical Business Conduct

	(a)	Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:	We adopted a Code of Ethics and Business Conduct on April 21, 2004, (the “Code of Ethics”).

		(i) disclose how a person or company may obtain a copy of the code;	The Code of Ethics is accessible on our website at www.labopharm.com. A paper copy is also available upon request from our Corporate Secretary.

		(ii) describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and	The Human Resources and Corporate Governance Committee is responsible for monitoring compliance with our Code of Ethics. Our directors, officers and employees are asked to annually acknowledge in writing review of and compliance with the Code of Ethics as a condition of their engagement or employment relationship with us, as the case may be.

(iii) provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.
No material change report has been required or filed during our financial year ended December 31, 2005 with respect to any conduct constituting a departure from our Code of Ethics.

	(b)	Describe any steps the board takes to ensure directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest.	The Human Resources and Corporate Governance Committee reviews and approves all related party transactions for potential conflict of interest situations on an ongoing basis.

	(c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.	We have arranged for an Ethics Hotline through which directors, officers and employees can, on an anonymous basis, disclose any information or knowledge they may have regarding violations of the Code of Ethics or any information or knowledge regarding questionable accounting practices or auditing matters.

6.	Nomination of Directors

	(a)	Describe the process by which the board identifies new candidates for board nomination.	Together with our Chief Executive Officer, the Human Resources and Corporate Governance Committee is responsible for determining the criteria for selection of Board and committee members, including establishing and periodically reviewing our practice relating to the recruitment of Board members. The Human Resources and Corporate Governance Committee identifies candidates for election to the Board in consultation with management, through the use of search firms or other advisers, or through such other methods as the Human Resources and Corporate Governance Committee deems to be helpful to identify candidates. The Human Resources and Corporate Governance Committee will also consider candidates for election to the Board recommended by shareholders.

	(b)	Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.	The Human Resources and Corporate Governance Committee is currently composed of three outside and independent directors, namely Messrs. Richard J. MacKay, Robert Raich and Jacques L. Roy.

	(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.	The Charter of the Human Resources and Corporate Governance Committee includes:
- recommending candidates for election to the Board;
- reviewing, on an annual basis, credentials of nominees for re-election; and
- recommending candidates for filling vacancies on the Board.

7.	Compensation

	(a)	Describe the process by which the board determines the compensation for the issuer’s directors and officers.	The Human Resources and Corporate Governance Committee reviews the amount and the form of compensation of directors. In making recommendations to the Board of Directors for appropriate adjustments, the Human Resources and Corporate Governance Committee considers the time commitment, risks and responsibilities of directors, as well as comparative compensation data of other companies at a similar stage of development.

	(b)	Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.	The Human Resources and Corporate Governance Committee is currently composed of three outside and independent directors, namely Messrs. Richard J. MacKay, Robert Raich and Jacques L. Roy.

	(c)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.	The Charter of the Human Resources and Corporate Governance Committee provides that the committee is responsible for reviewing and recommending our aggregate compensation level, as well as guidelines to be applied to management employees, with the assistance of outside human resources consultants where appropriate. The Human Resources and Corporate Governance Committee is also responsible for reviewing and recommending to the Board of Directors any proposed amendments to our stock option plan, subject to obtaining any required consents of applicable stock exchanges or securities regulatory authorities and for reviewing annually the level of ownership of Labopharm Shares by our various directors.

	(d) If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.	In 2005, Mercer Human Resources Consulting was retained by Labopharm to assist in determining compensation of its directors and officers. $45,060 were paid in fees to Mercer with respect to this retainer.

8.	Other Board Committees — If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.	There are no other standing committees.

9.	Assessments — Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.	In July 2003, the Human Resources and Corporate Governance Committee was mandated by the Board of Directors to conduct a full assessment of the Board. An expert firm was hired to conduct the assessment. The main purpose of this exercise was to determine how the Board compares with the best Canadian corporate governance practices and to ensure that we are well-positioned moving forward.

In addition, the Human Resources and Corporate Governance Committee monitors and makes recommendations regarding the effectiveness of our system of corporate governance, including the frequency and content of meetings, the need for any special meetings, communication processes between the Board and management and mandates of Committees of the Board.

	MI 52-110 provides that the audit committee must be composed of a minimum of three (3) members, who must be “independent” directors (as defined in those rules).	The charter of our Audit Committee provides that all the members of the committee must be “independent” directors. All members of the Audit Committee are in fact “independent” directors within the meaning of MI 52-110. No member of the Audit Committee receives, other than in his or her capacity as a director or member of a Board committee, directly or indirectly, any fee from us or any of our subsidiaries, nor is an affiliated person with us, or any of our subsidiaries.

MI 52-110 provides that each audit committee member must be financially literate.	The Charter of the Audit Committee provides that all members of the Committee must have a working familiarity with basic finance and accounting practices, and at least one member of the Committee must have accounting or related financial management expertise.

MI 52-110 provides that the audit committee must have a written charter that sets out its mandate and responsibilities.	The written Charter of the Audit Committee, which forms part of our Corporate Governance Rules attached to this Circular as Schedule “B”, sets out the role, mandate and responsibilities of the Audit Committee.

MI 52-110 provides that the audit committee must recommend to the Board of Directors: (a) the external auditor to be nominated for the purposes of preparing or issuing an auditors’ report or performing other audit, review or attest services for the issuer; and (b) the compensation of the external auditor.	The Charter of the Audit Committee provides that the committee is responsible for recommending to the Board of Directors the appointment, compensation and/or retention (including the authority not to retain or terminate) of any independent auditor engaged by us for the purpose of preparing or issuing an auditor’s report or related work.

MI 52-110 provides that the audit committee must be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditors report or performing other audit, review or attest services for the issuer, including the resolution of disagreements between management and the external auditor regarding financial reporting.	The Charter of the Audit Committee provides that the committee is responsible for the overseeing of any independent auditor engaged by us for the purpose of preparing or issuing an auditor’s report or related work.

MI 52-110 provides that the audit committee must pre-approve all non-audit services to be provided to the issuer or its subsidiary entities by the issuer’s external auditor.	In April 2004, our Board of Directors approved an Audit Committee Pre-Approval Policy for Audit and Non-Audit Services Policy, which policy sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved and is available on our website at www.labopharm.com.

MI 52-110 provides that the audit committee must review the issuer’s financial statements, MD&A and annual and interim earnings press releases before the issuer publicly discloses this information. These rules also mention that the audit committee must be satisfied that adequate procedures are in place for the review of the issuer’s public disclosure of financial information extracted or derived from the issuer’s financial statements, other than the public disclosure referred to in the preceding sentence, and must periodically assess the adequacy of those procedures.	The Charter of the Audit Committee provides that the committee is responsible for reviewing, together with representatives of Management and representatives of the independent auditors, our interim quarterly financial statements and our annual audited financial statements prior to their filing, as well as the related press release, and it shall report thereon to the Board of Directors. The committee is also responsible for monitoring our internal accounting controls, informational gathering systems and management reporting on internal control.

MI 52-110 provides that the audit committee must establish procedures for: (a) the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.	The Charter of the Audit Committee provides that the committee must establish procedures for: (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters; (b) the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters; and (c) any other material matters.

MI 52-110 provides that the audit committee must review and approve the issuer’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the issuer.	If this situation were to arise, the audit committee would review and approve such an event.

MI 52-110 provides that the audit committee must have the authority: (a) to engage independent counsel and other advisors as it determines necessary to carry out its duties; (b) to set and pay the compensation for any advisors employed by the audit committee; and (c) to communicate directly with the internal and external auditors.	The audit committee has such authority.

SCHEDULE B
CORPORATE GOVERNANCE RULES

(See attached)

Corporate Governance Rules

Amended and ratified by the Board of Directors on February 26, 2003
Charter of the Human Resources and Corporate Governance Committee amended and approved by the Board of Directors on April 21, 2004
Charter of the Audit Committee amended and approved by the Board of Directors on April 21, 2004

FOREWORD

This document establishes the corporate governance rules and practices (hereinafter the “Rules”) which the Board of Directors (hereinafter the “Board”) of Labopharm Inc. (hereinafter “Labopharm” or the “Company”) wishes to establish.
These Rules shall be interpreted in relation to the Corporate Governance Guidelines adopted by the Toronto Stock Exchange. In addition, the Rules shall be interpreted in light of the General By-laws of the Company as well as any existing Shareholder Agreement.
These Rules are intended as a “tool” by which to ensure the effectiveness of the Board, in the best interests of all shareholders. This document sets out the operating guidelines of the Board and its committees. The form or style of drafting of these Rules should not be substituted for the intent or decisions of the Board.
These descriptions are enumerative and not exhaustive and may be re-evaluated annually or as needed in order to reflect the development and needs of the Company.
The Board may make all amendments it deems necessary or useful in order to ensure the effectiveness of these Rules and the complementary documents.
The Board of Directors shall elect annually from among its members a committee to be known as the Human Resources and Compensation Committee (to be renamed the Human Resources and Corporate Governance Committee) and an Audit Committee to be composed of at least three directors, a majority of whom are not officers or employees of the Company or of any of its affiliates. The Board of Directors shall also elect any other committee, for punctual or special purposes, such as an M&A Committee or a Strategic Committee.
No decision may be taken by the Board of Directors or by any of its Committees except at properly convened meetings at which a quorum of the Board or the Committee, as the case may be, is present or by a resolution in writing signed by all the members of the Board of Directors or the Committee, as the case may be. A majority of the members of the Board of Directors or the Committee, as the case may be, shall constitute a quorum, provided that if the number of members of the Board or the Committee is an even number, one half of the number of members plus one shall constitute a quorum.
Any member of a Committee may be removed or replaced at any time by the Board of Directors and shall cease to be a member of the Committee as soon as such member ceases to be a director. Subject to the foregoing, each member of a Committee shall hold such office until the next annual meeting of shareholders after his or her election as a member of a Committee.
Every Committee shall appoint one of its members to act as Chairman of the Committee.
As prescribed by the By-Law of the Company, the Secretary shall also act as secretary of any Committee unless otherwise ordered by the Board of Directors.
The time at which and the place where the meetings of a Committee shall be held, the calling of meetings and the procedure in all respects of such meetings shall be determined by the Committee, unless otherwise provided for in the by-laws of the Company or otherwise determined by resolution of the Board of Directors.
Legend:
AC = Audit Committee
HRCGC = Human Resources and Corporate Governance Committee

COMPLEMENTARY DOCUMENTS

Role and Mandate of the Board

The majority of the Board should be composed of unrelated directors.

A related director is a director who is not an unrelated director. If the Company has a significant shareholder, in addition to a majority of unrelated directors, the Board should include a number of directors who do not have interests in or relationships with either the company or the significant shareholder and which fairly reflects the investment in the Company by shareholders other than the significant shareholder.

The application of the definition of “unrelated director” to the circumstances of each individual director is the responsibility of the Board, which will be required to disclose on an annual basis whether the Board has a majority of unrelated directors.

The Board will ensure that appropriate structures and procedures are in place to ensure that the Board can function independently of management. To this end, the Board has chosen to appoint a chair of the Board who is not a member of management with responsibility to ensure the Board discharges its responsibilities or, if the chair of the Board is a member of management, to assign this responsibility to the human resources and corporate governance committee.

The Board will also be involved in the review of the corporate financial goals and strategic plan and in this connection two meetings of the Board of Directors will be set aside every year for strategic planning purposes.

Mandate

• Assumes general responsibility for the stewardship of the Company
Decisions

• Makes any decision enumerated in the General By-laws and required by law as well as all decisions reserved to the Board pursuant to the Schedule of Delegated Authority approved by the Board from time to time

• Determines, jointly with the Chief Executive Officer, the corporate objectives and establishes expectations of management
• Adopts a strategic planning process and approves a strategic plan which takes into account, among other things, the opportunities and risks of the business
• Company management will identify the principal risks of the business and ensure, in cooperation with the Board, the implementation of appropriate systems to manage these risks
• The Chief Executive Officer will be responsible for providing an orientation and education program for new directors. The program guidelines are enumerated at the end of this document 
• Proposes amendments, where deemed appropriate, to the General By-laws of the Company
• Adopts a Disclosure and Confidentiality Policy for the Company, which should include measures for receiving shareholder feedback
• Approves the budget and its modifications, if any, throughout the year

Decisions

	• Reviews and approves the Quarterly and Annual Financial Statements	Recommended by AC
	• Reviews and approves the Quarterly and Annual Management Discussion and Analysis (MD&A)	”
	• Ensures the integrity of internal control systems and management information systems of the Company	”
	• Declares dividends	”
	• Proposes auditors and their remuneration	”
	• Approves the Annual Information Form	”
	• Receives report of AC on review of risks and uncertainties and considers AC’s recommendations	”

	• Revises annually and amends the Rules, if necessary	Recommended by HRCGC
	• Appoints new directors	”
	• Approves the Proxy Circular and related documents	”
	• Approves all stock-option grants	”
	• Changes to the option plan and amendments to the “terms and conditions” of the Company plan	”
	• Evaluates the performance of directors based on evaluation criteria enumerated at the end of this document Œ	”
	• Reviews and approves the remuneration of directors	”
	• Adopts a policy on the use of privileged information or any other relevant policy	”
	• In cooperation with management, the Board will be responsible for succession planning and the training and monitoring of senior management	”
Revision and Discussion

• Progress reports (R&D and Corp. Aff./Business Development and Invest. Rel.)
• Message to shareholders for quarterly reports
• Message to shareholders and report on operations for the annual report
• Communication Plan

CHARTER OF THE HUMAN RESOURCES AND CORPORATE GOVERNANCE COMMITTEE
I.	PURPOSE
The Human Resources and Corporate Governance Committee of Labopharm Inc. (the “Company”) shall ensure a compensation policy and practice that is supportive of the Company’s business strategies and that appropriately links senior management performance and compensation. In addition, the Committee shall ensure the recruitment, ongoing long term development and deployment of high calibre senior management. In particular, the Committee shall establish levels of salary, bonus, benefits and incentives (collectively, “Compensation”) provided to officers of the Company and its affiliates who have the title of Vice-President or higher, or persons performing duties that would normally be performed by persons with such titles (collectively, “ Officers”).
The Committee is also charged with responsibility for:
(i)	developing and monitoring the effectiveness of the Company’s system of corporate governance;

(ii)	establishing procedures for the identification of new nominees to the Board of Directors of the Company and leading the candidate selection process;

(iii)	developing and implementing orientation procedures for new directors;

(iv)	assessing the effectiveness of directors, the Board of Directors and the various committees of the Board of Directors;

(v)	ensuring appropriate corporate governance and proper delineation of the roles, duties and responsibilities of management, the Board of Directors, and its Committees; and

(vi)	assisting the Board of Directors in setting the objectives for the Chief Executive Officer of the Company (the “CEO”) and evaluating CEO performance.
In performing its functions, the Committee may retain at the expense of the Company human resources consultants, external legal counsel and such other advisors as it sees fit.
This Charter of the Committee has been established and adopted by the Board of Directors in order to provide appropriate guidance to the Committee members as to their duties. This Charter complements Section 8 of By-law No. One of the Company which deals with the constitution of committees and procedural rules at their meetings.
II.	RESPONSIBILITIES

A.	Human Resources

•	To annually review and report to the Board of Directors on the effectiveness, from a corporate governance perspective, of the organizational structure and succession planning processes of the Company.

•	To review and monitor executive development programs and management assessment practices.

•	To review management’s recommendations respecting recruitment, hirings, firings, transfers and promotions of Officers and related severance packages, with the assistance of outside human resources consultants where appropriate.

•	To review and recommend the overall employment environment of the Company.

•	To consider such other human resources and compensation issues as it considers appropriate or as may be referred to it by the Board of Directors.

•	To review annually the level of ownership of shares of the Company by the various officers and to continue to encourage share ownership by officers of the Company.
B.	Compensation

•	To establish industry benchmarks and comparables for the Company’s approach to compensation.

•	To review and recommend aggregate compensation levels for the Company, as well as compensation guidelines to be applied generally to management employees, with the assistance of outside human resources consultants where appropriate.

•	Review and recommend corporate goals and objectives relevant to compensation of the CEO, evaluate the CEO’s performance in light of those goals and objectives and recommend to the Board of Directors the appropriate level of base compensation and all bonus and other incentive compensation for the CEO based on this evaluation.

•	Following discussions with the CEO, and after reviewing his or her recommendations, to establish the annual Compensation of all Officers, other than the CEO, subject to the approval of the Board of Directors.

•	The review of the Compensation for the CEO and the Officers shall be conducted in light of the employment agreements (if any) entered into by them with the Company.

•	The review and recommendation to the Board of Directors of stock option grant guidelines and specific grants proposed by the CEO (taking into account the limits of stock option plan requiring shareholder approval).

•	The review and recommendation to the Board of Directors of any proposed amendment to the stock option plan, subject to the obtaining of any required consents of applicable stock exchanges or securities regulatory authorities, including appropriateness of implementing restrictions on the resale of shares of the Company purchased upon the exercise of options through a minimum hold period.

•	To recommend to the Board of Directors from time to time the remuneration to be paid by the Company to directors in light of time commitment and responsibilities, fees paid by comparable companies.

•	To review annually the level of ownership of shares of the Company by the various directors and to continue to encourage share ownership by directors.

•	To report on executive compensation as required by public disclosure requirements.

•	Together with the CEO, consider and recommend to the Board of Directors the taking of actions with respect to the adoption, amendment, administration or termination of compensation, welfare, benefit, pension and other plans related to compensation of current and former executive officers of the Corporation, in each case taking into account appropriate industry benchmarks and, as appropriate, the compensation policies pursued by companies similarly situated to the Corporation.
C.	Corporate Governance
Oversight
•	To ensure that appropriate processes are established by the Board of Directors to fulfill its responsibility for: (i) oversight of strategic direction and development and review of ongoing results of operations; (ii) oversight of the Company’s investor relations and public relations activities and ensuring that procedures are in place for the effective monitoring of the shareholder base, receipt of shareholder feedback and response to shareholder concerns.

•	To assist the Board of Directors in its annual review and revision of the written objectives of the CEO and guidance for the development of corporate strategy.

•	To ensure that an effective CEO succession plan is in place, including emergency succession.

•	To assist the Board of Directors in assessing and evaluating CEO performance.
Board Meetings
•	To establish procedures for Board of Directors’ meetings and to otherwise ensure that processes, procedures and structures are in place to ensure that the Board of Directors functions independently of management and without conflicts of interest.

•	To review the proposed annual agenda for, and provide recommendations as to, additional topics for discussion at meetings of the Board of Directors.
Board and Committee Structure and Membership
•	To review and consider the size of the Board of Directors in relation to the needs of the Company and the commitment required of individual directors.

•	Evaluate the current composition and organization of the Board of Directors and its committees in light of requirements established by the Ontario Securities Commission, The Autorité des Marchés Financiers, the United States Securities and Exchange Commission, the National Association of Securities Dealers, any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company (each a “Regulatory Body” and collectively, the “Regulatory Bodies”) or any other applicable statute, rule or regulation which the Committee deems relevant and make recommendations regarding the foregoing to the Board of Directors for approval.

•	To review the mandates of the Board of Directors’ committees and recommend appropriate changes.

•	Together with the CEO, determine the criteria for selection of Board of Directors’ members and committee members, including establishing and periodically reviewing the Company’s practices relating to the recruitment of Board of Directors’ members, in accordance with the criteria set forth in the Company’s Policy Governing Director Nominations, Shareholder-Board Communications and Director Attendance at Meetings.

•	To recommend allocation of directors of the Company to the various committees.

•	To identify and propose to the Board of Directors from time to time new nominees to the Board of Directors and candidates for the filling of vacancies on the Board of Directors.

•	Review all shareholder proposals submitted to the Company (including any proposal relating to the nomination of a member of the Board of Directors) and the timeliness of the submission thereof and recommend to the Board of Directors appropriate action on each such proposal.

•	To maintain an orientation and educational program for new recruits to the Board of Directors in order to familiarize new directors with the business of the Company, its management and professional advisors and its facilities.

•	To assess and provide recommendations to the Board of Directors on the effectiveness of the Board of Directors and its committees and the contribution of each of the Company’s directors.

•	To devise and implement a process for yearly director written self-assessments and to review and analyze results and to report to the Board of Directors self-assessment, as well as analyze and report to the Board of Directors on the results of same.

•	To receive and consider any concerns of individual directors.

•	To consider adoption of a rotation policy for membership on committees of the Board as well as rotation of the position of Chairman of the Board.
Board Relations with Management
•	To monitor the quality of the relationship between management and the Board of Directors and to recommend improvements for ensuring an effective and appropriate working relationship.

•	To assist in the proper delineation of the roles, duties and responsibilities of management and the Board of Directors and review and recommend to the Board of Directors a Schedule of Delegated Authority.
Establishment of Policies
To review and recommend to the Board of Directors strategic corporate policies such as the Code of Ethics and Business Conduct, the Disclosure and Confidentiality Policy, the Trading Policy, the Policy Governing Director Nominations, Shareholder-Board Communications and Director Attendance at Meetings, and other relevant policies associated with ensuring an effective system of corporate governance.
Code of Ethics and Business Conduct
•	The Code of Ethics and Business Conduct (the “Code of Ethics”) at a minimum shall (i) comply with any requirements established by any Regulatory Body or any other applicable statute, rule or regulation that the Committee deems relevant, (ii) address conflicts of interest and full and fair disclosure and compliance with laws, (iii) encourage reporting of any illegal or unethical behavior and expressly prohibit retaliation of any kind for any such reports or complaints, (iv) provide clear and objective standards for compliance with the Code of Ethics and a fair process by which to determine violations thereof, and (v) contain an enforcement mechanism. Once established the Committee shall recommend the adoption of Code of Ethics to the Board of Directors.

•	Review and assess the adequacy of the Code of Ethics on a periodic basis, but at least annually. The Committee shall recommend any modifications to the Code of Ethics to the Board of Directors for approval.

•	Collaborate with the Company’s officers and legal counsel to disclose publicly any amendments to the Code of Ethics required to be disclosed by any Regulatory Body.

•	Direct members of the Company’s senior management to report any allegations of violations of or non-compliance with the Code of Ethics to the Committee and to inform employees that such violations should be reported and to make themselves reasonably available to receive complaints of any such violations.

•	Be available to the Board of Directors and members of the Company’s senior management team to consult with and to resolve reported violations or instances of non-compliance with the Code of Ethics.

•	Instruct outside legal counsel to report to the Committee any evidence of a material violation of the Code of Ethics by any officer or director of the Company or any other person acting under the direction of any such person or any agent thereof that are not appropriately addressed by the Company’s CEO or, if the violation is made by the CEO, by the General Counsel.

•	Determine an appropriate response to material violations of or non-compliance with the Code of Ethics including, at the discretion of the Committee, reporting any material violations of or non-compliance with the Code of Ethics to any appropriate Regulatory Body.
General
•	To report on corporate governance as required by public disclosure requirements, including posting policies and other matters on the Company’s website as required by any Regulatory Body.

•	Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually, and recommend any modifications to this Charter if and when appropriate to the Board of Directors for its approval.

•	To undertake such other initiatives as are needed to help the Board of Directors deliver exemplary corporate governance.

III.	STRUCTURE

•	The Committee shall be composed of at least three directors, none of whom are officers or employees of the Company or of any of its affiliates, a majority of whom are “unrelated” to the Company (as defined in the applicable guidelines of the Toronto Stock Exchange) and all of whom meet any applicable independence requirements promulgated by the Regulatory Bodies.

•	The Committee shall have access to such officers and employees of the Company, its auditors, legal counsel and to such information respecting the Company as it considers necessary or advisable in order to perform its duties and responsibilities.

IV.	PROCESS FOR DETERMINING ANNUAL COMPENSATION OF OFFICERS

•	The Committee will:
(a)	obtain compensation data concerning companies that would be regarded as comparable to the Company, and to the extent possible, understand the basis upon which such comparable companies compensate their Officers; and

(b)	ensure that the CEO meets with Officers from time to time with a view to understanding personal needs, requirements and expectations and monitor the Company’s responsiveness to the concerns of its Officers.

CHARTER OF THE AUDIT COMMITTEE
I.	PURPOSE
The Audit Committee (the “Committee”) of Labopharm inc. (the “Company”) is a committee of the Board of Directors which has responsibility to review the financial statements, accounting policies and reporting procedures of the Company.
This Charter of the Committee has been established and adopted by the Board of Directors in order to provide appropriate guidance to the Committee members as to their duties. This Charter complements Section 8 of By-law No. One of the Company which deals with the constitution of committees and procedural rules at their meetings. The primary function of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, including the review and oversight of: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, and legal compliance that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.
The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and the system of internal controls.

•	Monitor the independence and performance of the Company’s external auditors and the internal auditing department (when established).

•	Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department and the Board of Directors.

•	In performing its functions, the Committee may retain at the expense of the Company financial advisors, legal counsel and such other advisors as it deems necessary.
II.	COMPOSITION
•	The Committee shall be comprised of three or more directors, each of whom shall meet the independence and audit committee composition requirements promulgated by the Securities and Exchange Commission of the United States (the “SEC”), the National Association of Securities Dealers, The Ontario Securities Commission, The Authorité des Marchés Financiers, any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company (each a “Regulatory Body” and collectively, the “Regulatory Bodies”), as in effect from time to time.

•	All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

III.	MEETINGS
•	The Committee may invite such other persons to its meetings, as it deems necessary. The Controller and external auditors should be invited to make presentations to the Committee as appropriate.
IV.	RESPONSIBILITIES AND DUTIES
To fulfill its responsibilities and duties the Committee shall:
Documents/ Reports Review
•	Review with representatives of management and representatives of the independent auditors the Company’s interim quarterly financial statements and the annual audited financial statements prior to their filing, and the related press release of the Company and shall report thereon to the Board of Directors.

•	Satisfy itself, on behalf of the Board of Directors, that the Company’s quarterly and annual audited financial statements are fairly presented in accordance with generally accepted accounting principles and shall recommend to the Board of Directors whether the quarterly and annual financial statements should be approved and included in the filings required by the Regulatory Bodies.

•	Satisfy itself, on behalf of the Board of Directors, that the information contained in the Company’s quarterly financial statements, Annual Report to Shareholders and other financial publications, such as Management’s Discussion and Analysis (MD&A), the Annual Information Form (AIF) (and similar documentation required by the Regulatory Bodies) and the information contained in a prospectus or registration statement does not contain any untrue statement of any material fact or omit to state a material fact that is required or necessary to make a statement not misleading, in light of the circumstances under which it was made.

•	Review material financial reports or other financial information of the Company submitted to any Regulatory Body, or the public.

•	Have the right:
•	to inspect all the books and records of the Company and its subsidiaries;

•	to discuss such accounts and records and any matters relating to the financial position of the Company with the officers and auditors of the Company and its subsidiaries; and

•	to engage advisors, including to commission reports or supplemental information relating thereto; and any member of the Committee may require the auditors to attend any or every meeting of the Committee.
•	Review such matters and questions relating to the financial position of the Company and its affiliates or the reporting related thereto as the Board of Directors may from time to time refer to the Committee.

•	Together with the Board of Directors, review, assess the adequacy of this Charter periodically, at least annually, as conditions dictate, and update this Charter if and when appropriate.
Independent Auditors
•	Recommend to the Board of Directors the appointment, compensation, retention (including the authority not to retain or to terminate) and oversight of any independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or related work. The Board of Directors shall then put the selection of independent auditors to the vote of the Company’s shareholders.

•	Recommend to the Board of Directors the funding necessary for compensation of any independent auditor and advise the Board of Directors of anticipated funding needs of the Committee.

•	Satisfy itself, on behalf of the Board of Directors, that the Company’s auditors are “independent” of management and that they are ultimately accountable to the Board of Directors and the Committee as representatives of the shareholders, within the meaning given to such term in the rules and pronouncements of the Regulatory Bodies. Obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company.

•	Approve in advance any and all audit and non-audit assignments awarded to independent auditors and adopt and implement policies for such pre-approval and review all remuneration paid to independent auditors, including for such additional audit and non-audit services; to the extent necessary, any member of the Committee, acting independently, shall be authorized to approve in advance any and all audit and non-audit assignments awarded to independent auditors.

•	Review the performance and the remuneration of the independent auditors and recommend to the Board of Directors the discharge of the independent auditors when circumstances warrant.

•	Satisfy itself, on behalf of the Board of Directors, that the audit function has been effectively carried out and that any matter which the independent auditors wish to bring to the attention of the Board of Directors has been addressed and that there are no “unresolved differences” with the auditors. Be directly responsible for the resolution of any disagreements between management and the independent auditors regarding financial reporting matters.
Financial Reporting Processes and Risk Management
•	Review the audit plan of the independent auditors for the current year, review the integration of the external audit with the internal control program and review advice from the external auditors relating to management and internal controls and the Company’s responses to the suggestions made therein.

•	Monitor the Company’s internal accounting controls, informational gathering systems and management reporting on internal control. In connection with fulfilling this responsibility, the Committee shall receive a report on at least an annual basis from the Company’s chief executive officer and chief financial officer in connection with the such officers’ evaluation of internal control over financing reporting as to (1) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and (2) any fraud of which they are aware, whether or not material, that involves a member of management or other employees who have a significant role in the Company’s internal control over financial reporting. The Committee shall direct the actions to be taken and/or make recommendations to the Board of Directors of actions to be taken to the extent such disclosure indicates the finding of any significant deficiencies in internal control over financial reporting or fraud.
•	Review with management and the auditors the relevance and appropriateness of the Company’s accounting principles and policies and the Company’s internal control over financial reporting and review and approve all significant changes to such policies.

•	Obtain annually from the independent auditors, in connection with an audit report and prior to the filing of such audit report, a report presenting the adequacy of the internal audit and financial controls, specifically including (1) critical accounting policies and practices to be used, (2) all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of these alternatives and the treatment preferred by the independent auditors, and (3) material communications between management and the independent auditor.

•	Satisfy itself, on behalf of the Board of Directors, that the Company has implemented appropriate systems of internal control over financial reporting and monitor the annual review and evaluation by management of internal control over financial reporting. The Committee shall also satisfy itself that the Company has implemented appropriate systems of internal control over the safeguarding of the Company’s assets and other “risk management” functions (including the identification of significant risks and the establishment of appropriate procedures to manage those risks and the monitoring of corporate performance in light of applicable risks) affecting the Company’s assets, management, financial and business operations and the health and safety of its employees and that these are operating effectively; make appropriate recommendations to the Board of Directors in connection with the foregoing.

•	Review and approve the Company’s Investment and Treasury policies and monitor compliance with such policies.

•	Review and approve all related party transactions for potential conflict of interest situations on an ongoing basis. “Related party transactions” shall refer to transactions required to be disclosed pursuant to applicable securities regulations and stock exchange regulations or policies.
Legal and Regulatory Compliance
•	The Committee has authority to engage outside advisors as it determines necessary to carry out its duties.

•	Determine funding necessary for ordinary administrative expenses of the Committee and for compensation of any outside advisors to be engaged by the Committee and notify the Company of anticipated funding needs of the Committee.

•	Satisfy itself, on behalf of the Board of Directors, that all material statutory deductions have been withheld by the Company and remitted to the appropriate authorities.

•	Review, with the Company’s principal external counsel, legal and regulatory matters that could have a material impact on the Company’s financial statements.

•	Satisfy itself, on behalf of the Board of Directors, that all regulatory compliance issues have been identified and addressed and identifying those that require further work.

•	Establish procedures for:
(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters;

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters (commonly referred to as the “Whistleblowing Policy”); and

(c)	any other material matter.
•	Cause the chief executive officer to investigate any allegations that any officer or director of the Company, or any other person acting under the direction of any such person, took any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company for the purpose of rendering such financial statements materially misleading and, if such allegations prove to be correct, take or recommend to the Board of Directors appropriate disciplinary action. Notwithstanding the foregoing, if the person in question is the chief executive officer, the investigation shall be undertaken by the Committee.
Budgets
•	Assist the Board of Directors in the review and approval of operational, capital and other budgets proposed by management.
General
•	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

Work Schedule of the Board and Committees — Specific Decisions

Q1 / April
	(After Annual	Q1 / Extra	Q2 / July	Q2 / Extra	Q3 / October /	Q3 / Extra	Q4 / February	Q4 / Extra
	Meeting)	Meeting		Meeting	November	Meeting / December		Meeting
Board	Appointment of officers				Budget		Financial statements
	Appointment of committees		Reviews strategic planning				MD&A
	Options of directors				Reviews communication plan		Proxy Circular
						Options (except directors)	Annual Information Form — approval
Remuneration of officers
Evaluation of corporate objectives
Corporate objectives for the upcoming year

AC	Reviews Quarterly Financial Statements		Reviews Quarterly Financial Statements		Reviews Quarterly Financial Statements		Recommends approval of Financial Statements
	Reviews auditors’ report		Reviews auditors’ report		Reviews auditors’ report		Reviews auditors’ report
Reviews internal control
					Evaluates audit plan		Report on pending cases and litigation
Reviews MD&A and AIF
Auditors’ comments
Evaluation of CFO
Evaluation of auditors
Choice of auditors
Annual review of mandate and its work
HRCGC	Recommends formation of committees					Recommends “options” (except directors)
Appointment of officers

Q1 / April
(After Annual	Q1 / Extra	Q2 / July	Q2 / Extra	Q3 / October /	Q3 / Extra	Q4 / February	Q4 / Extra
Meeting)	Meeting		Meeting	November	Meeting / December		Meeting
Recommends the method(s) of remuneration of directors					Recommends remuneration of officers
Recommends “options” for directors					Recommends appointment of officers
Report on performance of directors in office
Reviews corporate governance rules — recommendations
Evaluates performance of Chairman of the Board
Q1: January — February — March results approved at April Board meeting (end of April)
Q2: April — May — June results approved at July Board meeting (end of July)
Q3: July — August — September results approved at November Board meeting (end of October)
Q4: October — November — December results approved at January Board meeting (mid-February)
Note: In connection with abolition of Executive Committee.

Œ Performance Evaluation Criteria for the Directors and the Board
•	Competence

•	Professionalism

•	Contribution to Board — expertise

•	Multidisciplinarity of Board — individual expertise

•	Commitment to Company development

•	Support provided to management, President and CEO

•	Attendance — Availability

•	Stance at meetings — involvement

•	Possible or potential conflicts of interest
 Orientation Program for New Directors
•	Individual meetings with executive officers

•	Individual meeting with the President and CEO

•	Explanation of risk strategies and factors

•	Overview of internal and external environment

•	Discussion on the role of administration

•	Visit of facilities

•	Document Delivery
•	information on the Company (annual report and other publications)

•	minutes of the previous fiscal year, if desired

•	company by-laws

•	shareholders’ agreement

•	information on insurance coverage

•	policies/plan governing the Board and/or senior executives